LAWRENCE SEIDMAN, ESQ.
                                 100 Misty Lane
                              Parsippany, NJ 07054
                                 (973) 952-0405
                               (973) 781-0876 fax
                                 March 14, 2006

Via Federal Express
Mr. Michael Pressman, Division of Corporate Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Re:  Yardville National Bancorp
     PREC 14A filed by Committee to Preserve Shareholder Value
     Filed on March 2, 2006
     File No. 1-10518

     "Tandy Statement"

Dear Ladies and Gentlemen:

        Each Filing Person and Participant of the Committee to Preserve Shareholder Value, which consists of Seidman and Associates, L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., Broad Park Investors, L.L.C., Federal Holdings, LLC, Pollack Investment Partnership, LP, Lawrence Seidman, Dennis Pollack, Patrick Robinson, and Harold Schechter, in response to the comments of the Staff of the Securities and Exchange Commission (the "Staff") commenting on the above-referenced preliminary proxy statement and form of proxy (collectively, the "Proxy Statement") for use in conjunction with an annual meeting of stockholders of Yardville National Bancorp hereby acknowledge that:

                o Each Filing Person and Participant is responsible for the adequacy and accuracy of the disclosure in the Proxy Statement;

                o Staff comments or changes to disclosure in response to Staff comments do not foreclose the Securities and Exchange Commission from taking any action with respect to the Proxy Statement; and

                o Each Filing Person and Participant may not assert Staff comments as a defense in any proceeding initiated by the Securities and Exchange Commission or any person under the federal securities laws of the United States.

                                           Very truly yours,


                                           Seidman & Associates, LLC


                                           By: /ss/ Lawrence B. Seidman
                                               ---------------------------------
                                               Lawrence B. Seidman
                                               Manager


                                           Seidman Investment Partnership, LP


                                           By: /ss/ Lawrence B. Seidman
                                               ---------------------------------
                                               Lawrence B. Seidman
                                               President of the Corporate
                                               General Partner


                                           Seidman Investment Partnership II, LP


                                           By: /ss/ Lawrence B. Seidman
                                               ---------------------------------
                                               Lawrence B. Seidman
                                               President of the Corporate
                                               General Partner


                                           Broad Park Investors,LLC


                                           By: /ss/ Lawrence B. Seidman
                                               ---------------------------------
                                               Lawrence B. Seidman
                                               Investment Manager


                                           Federal Holdings, LLC


                                           By: /ss/ Lawrence B. Seidman
                                               ---------------------------------
                                               Lawrence B. Seidman
                                               Investment Manager

                                           Pollack Investment Partnership, LP


                                           By: /ss/ Lawrence B. Seidman
                                               ---------------------------------
                                               Lawrence B. Seidman
                                               General Partner


                                           By: /ss/ Lawrence B. Seidman
                                               ---------------------------------
                                               Lawrence Seidman


                                           By: /ss/ Dennis Pollack
                                               ---------------------------------
                                               Dennis Pollack


                                           By: /ss/ Patrick Robinson
                                               ---------------------------------
                                               Patrick Robinson


                                           By: /ss/ Harold Schechter
                                               ---------------------------------
                                               Harold Schechter